Exhibit 99.1

Foresight Energy LP Provides an Update on the Deer Run Mine

ST. LOUIS, Missouri — (BUSINESS WIRE) — March 31, 2016 — Foresight Energy LP (NYSE:FELP) (“Foresight”) reported that it has received permission from the Mine Safety and Health Administration to temporarily seal the entire Deer Run Mine to reduce or eliminate oxygen flow paths into the mine as part of its continuing efforts to extinguish the combustion event which began in March 2015.  The process of sealing the mine will begin immediately.  At this time, Foresight is uncertain as to when production will resume at its Deer Run Mine.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently owns four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems, and the Sitran river terminal on the Ohio River.   Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Gary M. Broadbent

Assistant General Counsel and Media Director

(740) 338-3100

Investor.relations@foresight.com

Media@coalsource.com